EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A SERIES
Monthly Servicer's Report
for the month ended March 31, 2006

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	01-Mar-06	15-Mar-06	17-Apr-06	Floating Allocation Percentage at Month-End	74.90%
To	31-Mar-06	17-Apr-06
Days

Description of Collateral
On the Distribution Date, the Series 2005-A balances were:		Expected Final Payment Date	Accumulation Period	Early Redemption Period
		9/15/2006	3/1/2006	No
Notes	$800,000,000.00

Principal Amount of Debt	$800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	0.00
Series Nominal Liquidation Amount	$906,515,580.72

Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	334,567,151.77	Beginning	$0.00

Total Collateral	$1,293,082,732.49	Additions	$0.00
		Ending Balance	$0.00
Collateral as Percent of Notes	161.64%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	33
	Total Pool	LIBOR	4.748750%
Beginning Gross Principal Pool Balance	$2,875,234,058.86	Applicable Margin	0.030000%
Total Principal Collections	(1,368,529,504.96)		4.778750%
Investment in New Receivables	1,565,211,389.05
Receivables Added for Additional Accounts	-		Actual	Per $1000
Repurchases	(3,265,470.00)	Interest	$3,504,416.67	$3.69
Principal Default Amounts	-	Principal	$0.00	$0.00
Principal Reallocation	-	Unused Fee	$0.00	$0.00
New Series Issued During Collection Period				$3.69
Less Net CMA Offset	(236,457,424.34)
Less Servicing Adjustment	(3,574,571.28)	Total Due Investors	$3,504,416.67	4.778750%
Ending Balance	$2,828,618,477.33	Servicing Fee	755,429.65
		Excess Cash Flow	$450,095.04
SAP for Next Period	54.29%

Average Receivable Balance	$2,738,137,455.88
Monthly Payment Rate	49.98%	Reserve Account

Interest Collections		Required Balance	$6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$0.00
	NMOTR
	Total Pool
Total Interest Collections	$13,756,306.91
Principal Reallocations	0.00
Recoveries on Receivables Written Off	0.00
Total Available	$13,756,306.91